EXHIBIT 99.1

Technical Communications Corporation Reports Results for the Fiscal Quarter Ended March 25, 2023 and Announces $1.580 Million Contract to Secure Military Communications

CONCORD, Mass., May 09, 2023 (GLOBE NEWSWIRE) -- Technical Communications Corporation (OTCQB: TCCO) today announced its results for the fiscal quarter ended March 25, 2023.

For the quarter ended March 25, 2023, the Company reported a net loss of $(629,000), or $(0.34) per share, on revenue of $27,000, compared to a net loss of $(522,000), or $(0.28) per share, on revenue of $565,000 for the quarter ended March 26, 2022. For the six months ended March 25, 2023, the Company reported a net loss of $(1,478,000), or $(0.80) per share, on revenue of $149,000, compared to a net loss of $(1,136,000), or $(0.61) per share, on revenue of $989,000 for the six months ended March 26, 2022.

Carl H. Guild Jr., President, CEO and Acting CFO, of Technical Communications Corporation, commented, “The adverse impacts of the COVID pandemic are beginning to abate however the procurement delays continue to have negative effects on the financial condition of the Company. We continue to work closely with our customers in order to be able to move quickly once they are in a position to initiate programs. TCC continues to closely monitor expenses and is actively pursuing additional sources of liquidity.”

Technical Communications Corporation today, May 9, 2023 announced that it received a $1.580 million contract from a major North African country for the company’s CX7211 IP Data Encryption systems, KEYNET Management Systems, on-site training and support. Delivery of the equipment and training services is expected to be completed in the period July through December 2023. This is the first order in a potential multi-order procurement that is expected to extend thru CY2025.

Carl H. Guild Jr., President and CEO of Technical Communications Corporation, commented, “We are pleased that our customer has selected TCC’s state-of-art IP Data Encryption systems to secure its military communications network. We believe the combination of our quality systems, commitment to meeting unique requirements, and full lifecycle services have fostered this longstanding relationship. We also expect follow-on sales as our customer continues to expand its network.”

The CX7211 IP Data Encryption System is a member of TCC’s network encryption family. It provides strategic-level security for data signals in demanding environments and covers a broad range of network interfaces. Critical satellite communications networks and command and control networks are protected today by the CX7211 IP Data Encryption System.

Other highlights of TCC’s data encryption portfolio include the Cipher X® 7210 and 7220 IP encryption systems with robust flexibility, scalable performance and ease of use. For optical networks, TCC offers the DSD 72B-SP SONET/SDH encryption interoperable family for industrial, rugged industrial and military environments.

About Technical Communications Corporation
For over 60 years, TCC has specialized in superior-grade secure communications systems and customized solutions, supporting our CipherONE® best-in-class criteria, to protect highly sensitive voice, data and video transmitted over a wide range of networks. Government entities, military agencies and corporate enterprises in 115 countries have selected TCC's proven security to protect their communications. Learn more: www.tccsecure.com

Statements made in this press release or as may otherwise be incorporated by reference herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to statements regarding anticipated operating results, future earnings, and the ability to achieve growth and profitability. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including but not limited to the effect of foreign political unrest; domestic and foreign government policies and economic conditions; future changes in export laws or regulations; changes in technology; the ability to hire, retain and motivate technical, management and sales personnel; the risks associated with the technical feasibility and market acceptance of new products; changes in telecommunications protocols; the effects of changing costs, exchange rates and interest rates; and the Company's ability to secure adequate capital resources. Such risks, uncertainties and other factors could cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a more detailed discussion of the risks facing the Company, see the Company’s filings with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q for the quarters ended March 25, 2023, and December 22, 2022, and its Annual Report on Form 10-K for the fiscal year ended September 24, 2022 and the “Risk Factors” section included therein.

Robert Joyce
Vice President Business Development
(978) 287-5100
www.tccsecure.com